State of Delaware
Secretary of State
Division of Corporations
Delivered 10:26 AM 05/10/2024
FILED 10:26 AM 05/10/2024
SR 20242019116 - File Number 3645741

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

ARTICLE I.

The name of this Corporation is "Biointra, Corp."

ARTICLE II.

Its registered office in the State of Delaware is to be located at Suite 600, 1201 Orange Street, Wilmington, DE 19801, New Castle County, the county of the registered office is New Castle. The registered agent in charge thereof "Agents and Corporations, Inc."

ARTICLE III.

A. The authorized 800,000,000 Class "A" common shares par value of $0.000001, each Class "A" share shall have one vote for one share.

B. The authorized 50,000,000 Class "B" common shares par value of $0.000001, each Class "B" share shall have 20 votes for one share.

C. The authorized 75,000,000 Class "C" common shares par value of $0.000001, each Class C share shall have 0 votes for one share.

D. The authorized 75,000,000 Preferred shares par value $0.000001, each preferred share carries no voting power.

E. The Class "B" controlling shares with controlling interest shall be entitled to maintain veto power over any board vote, the individual representing Class "B" effectively can make board decisions on their own, including hiring C-level executives.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLEV.

The name and mailing address of the incorporator is "Raul Lahud Quiroz", 1041 N Dupont Hwy #1029, Dover, DE 19901

I. The name and address of the current Directors, who shall hold office until the first annual meeting of the stockholders of the Corporation or until his successor shall have been elected and qualified, is:

Name	Address
Raul Lahud Quiroz	1041 N Dupont Hwy #1029, Dover, DE 19901

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

May 8, 2024

Raul Lahud Quiroz
Incorporator